Exhibit (9):  Opinion and Consent of Counsel



                                         UNITED OF OMAHA LIFE INSURANCE COMPANY
                                                   Mutual of Omaha Plaza, 3-Law
                                                    Omaha, Nebraska  68175-1008


April 23, 1999

United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE  68175-1008

Re:     Registration Statement
        Ultra-Access Variable Annuity
        1933 Act # 333-51051
        1940 Act # 811-8190


To Whom It May Concern:

With reference to the Registration Statement on Form N-4 as amended, filed by United of Omaha Life Insurance Company and United of Omaha Separate Account C with the Securities and Exchange Commission covering individual variable annuity contracts, I have examined such documents and such laws I considered necessary and appropriate and on the basis of such examination, it is my opinion that:

1. United of Omaha Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue individual variable annuity contracts by the Insurance Department of the State of Nebraska.

2. United of Omaha Separate Account C is a duly authorized and existing separate account to establish pursuant to the provision of Nebraska Revised Statutes ss.ss.44-2221 and 44-402.01(1991).

3. The individual variable annuity contracts, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of United of Omaha Life Insurance Company.

I hereby consent to the filing of this opinion as an Exhibit to said Form N-4 Registration Statement and to the use of my name under the caption "Legal Proceedings" in the Registration Statement.

Sincerely,

/s/ Kenneth W. Reitz
Kenneth W. Reitz
First V.P. & Counsel
United of Omaha Life Insurance Company